Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255175

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated January 11, 2024, as previously supplemented)

INVESCO GALAXY BITCOIN ETF

This Prospectus Supplement No. 3 (“Supplement No. 3”) supplements and amends the Prospectus dated January 11, 2024, as previously supplemented (the “Prospectus”), for the Invesco Galaxy Bitcoin ETF (the “Trust”).

On July 29, 2024, Mr. John Zerr announced that he will be retiring from his positions with Invesco Ltd. and its affiliates, effective January 1, 2025. Invesco Ltd. is the ultimate parent company of Invesco Capital Management LLC (the “Sponsor”), the sponsor of the Trust. In connection with his pending retirement, Mr. Zerr expressed his interest in relinquishing his role on the board of managers (the “Board”) of the Sponsor as soon as practicable. On July 30, 2024, Invesco Group Services Inc., the sole member of the Sponsor, appointed Ms. Melanie Ringold to replace Mr. John Zerr as a member of the Board, effective July 31, 2024.

Accordingly, as of July 31, 2024, all references to Mr. Zerr as member of the Board are deleted and replaced by Ms. Ringold. In addition, the following biography for Ms. Ringold replaces Mr. Zerr’s biography on page 102 of the Prospectus:

Melanie Ringold (48) has been a Member of the Board of Managers of the Sponsor since July 2024. Ms. Ringold has also served as Head of Legal for the Americas at Invesco Ltd., a global investment management company and affiliate of the Sponsor, since January 2023. In this role, she is responsible for overseeing legal support for all of Invesco’s Americas business. Prior to her current position, Ms. Ringold served as Assistant General Counsel from March 2011 until January 2023, where she was responsible for overseeing legal support for the investments organization and co-chairing the firm’s US Regulatory Change Committee. Ms. Ringold earned a JD from the University of Houston Law Center and a BA degree in political science from the University of Michigan.

Supplement No. 3 should be read together with the Prospectus.

Shares of the Trust are listed on Cboe BZX Echange, Inc. under the symbol “BTCO.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 14 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

The date of this Prospectus Supplement No. 3 is August 2, 2024.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-BTCO-PRO-1-SUP-3 080224